EXHIBIT 10.14

STATE NATIONAL COMPANIES, INC.
2014 LONG-TERM INCENTIVE PLAN
STOCK AWARD AGREEMENT
(DIRECTOR)

Name of Recipient:

Total Stock Award:	Shares

Vesting:

This Stock Award is subject to the time-based and performance-based conditions set forth in Exhibits A and B to this Award Agreement, which are incorporated herein by reference. No Shares subject to this Stock Award shall be vested until the Committee certifies that these performance-based conditions set forth in Exhibit B, if any, have been attained. The Committee cannot delegate this certification function.

Qualified Performance-Based Award:	☐ Yes
☒ No

Date of Grant:

Effect of termination of employment or service because of:

(a) Death or Disability	All unvested Shares subject to this Stock Award vest immediately upon such termination.

(b) Cause:	All unvested Shares subject to this Stock Award shall be forfeited as of the date of termination and any rights the Recipient had to such Shares become null and void.

(c) Other Reasons:	All unvested Shares subject to this Stock Award shall be forfeited as of the date of termination and any rights the Recipient had to such Shares become null and void.

Voting:	Recipient is entitled to direct the Trustee as to the voting of Shares subject to this Stock Award that have been granted, but have not yet vested.

Non-Transferability:

The Recipient of this Stock Award shall not sell, transfer, assign, pledge or otherwise encumber Shares subject to this Stock Award until full vesting of such Shares has occurred. The period of time between the Date of Grant and the date Shares subject to this Award Agreement become vested is referred to herein as the “Restricted Period.” All certificates representing Shares subject to this Award Agreement shall have endorsed thereon the following legend: “The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) contained in the State National Companies, Inc. 2014 Long-Term Incentive Plan and an agreement entered into between the registered owner and State National Companies, Inc. A copy of such plan and agreement is on file at the principal office of State National Companies, Inc.”

Unless determined otherwise by the Committee and except in the event of the Recipient’s death or pursuant to a domestic relations order, this Stock Award is not transferable and may be earned only in the Recipient’s lifetime. Upon the death of the Recipient, this Stock Award is transferable by will or the laws of descent and distribution. The terms of the State National Companies, Inc. 2014 Long-Term Incentive Plan (the “Plan”) and this Stock Award Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Recipient.

In the event the Recipient is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended, the Committee must give written consent to permit the Shares subject to this Stock Award Agreement to be sold or otherwise disposed of within six (6) months following the Date of Grant of this Stock Award.

Distribution:

The certificate or certificates evidencing Shares subject to this Stock Award shall be delivered to and deposited with a trustee or with the Secretary of the Company as Escrow Agent in this transaction (either referred to herein as the “Trustee”). Such certificates are to be held by the Trustee until termination of the Restricted Period. Shares of Common Stock, plus any dividends and earnings on such Shares, will be distributed as soon as practicable upon termination of the Restricted Period.

Designation of Beneficiary:

A Beneficiary may be designated in writing (subject to such requirements as the Committee may specify in its discretion) to receive in the event of death, any Award to which the Recipient would be entitled pursuant to the Plan under the Stock Award Agreement.

The Committee hereby grants to the individual named above (“Recipient”) a Stock Award for the number of Shares listed above, subject to the terms and conditions of the Plan and this Stock Award Agreement.  In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Stock Award Agreement, the terms and conditions of the Plan shall prevail.

Neither the Plan nor this Stock Award create any right on the part of an employee to continue in the service of the Company or any affiliates thereof.

The Company shall not be required to transfer on its books any Shares which have been sold or transferred in violation of any of the provisions set forth in this Stock Award Agreement.  The

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parties agree to execute such further instruments and take such actions as may be reasonably necessary to carry out the intent of this Stock Award Agreement.

The Recipient agrees to make appropriate arrangements with the Company (or parent or subsidiary employing or retaining the Recipient) for satisfaction of any Federal, state, local and foreign income and employment tax withholding requirements applicable to Shares subject to this Award Agreement.  The Recipient represents that the Recipient has consulted with any tax consultants deemed advisable in connection with this Stock Award and that Recipient is not relying on the Company for any tax advice.

The Recipient hereby acknowledges that all decisions, determinations and interpretations of the Board of Directors or the Committee in respect of the Plan and this Stock Award Agreement shall be final and conclusive.

The Plan is incorporated herein by reference.  Unless otherwise defined herein, all capitalized terms herein shall have the same meaning as those contained in the Plan.  The Plan and this Stock Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Recipient with respect to the subject matter hereof, and may not be modified adversely to the Recipient’s interest except by means of a writing signed by the Company and the Recipient.  In the event of a conflict between the terms of the Plan and this Stock Award Agreement, the terms of the Plan prevail.  Unless otherwise defined herein, all capitalized terms herein shall have the same meaning as those contained in the Plan.  This Stock Award Agreement is governed by the internal substantive laws, but not the choice of law rules, of Delaware.

IN WITNESS WHEREOF, State National Companies, Inc. has caused this Stock Award Agreement to be executed, and said Recipient has hereunto set his or her hand, as of this          day of                  , 20     .

STATE NATIONAL COMPANIES, INC.

By:

RECIPIENT

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EXHIBIT A

TIME-BASED VESTING CONDITIONS

Date	Cumulative Percentage Vested
First Anniversary of Date of Grant	100%

Notwithstanding the above vesting schedule, no portion of this Stock Award will vest until the date the Securities and Exchange Commission declares effective the Company’s shelf Registration Statement on Form S-1 providing for the resale of shares of the Company’s common stock issued and sold in the proposed offering and private sale of shares of the Company’s common stock pursuant to Section 4(a)(2), Regulation D and Regulation S under the Securities Act of 1933, as amended, as contemplated by the registration rights agreement to be entered into by and between the Company and FBR Capital Markets & Co. (“FBR”) for the benefit of FBR and the Participants (as defined therein).

EXHIBIT B

PERFORMANCE-BASED VESTING CONDITIONS

NONE.